North American Life and Casualty Company



                  Illustrative Calculations for the Exchange of
                   the Single Premium Variable Life Insurance
                          Policy to a Whole Life Policy



General Assumptions:

1.  Male, nonsmoker, fully underwritten standard, issue age 35
2.  Policy date of single premium variable life insurance policy is 1/1/87.
3.  Initial Face amount of insurance of $100,000.


Example 1:

1. Exchange made 12 months after the policy date to NALAC's Preferred Whole Life
(PWL) policy which is being issued as of 1/1/87.

2. Cash surrender value of the single premium variable life insurance policy as of the date of exchange is equal to $22,000.

3. PWL cash value is $0.

4. Payment to owner from NALAC on exchange is $22,000.

5. Premiums of $1,147 required as of 1/1/87 and annually thereafter to continue the new $100,000 PWL policy in force.


Example 2:

1. Exchange made 12 months after the policy date to NALAC's Single Premium Whole Life (SPWL) policy which is being issued as of 1/1/87.

2. Cash surrender value of the single premium variable life insurance policy as of the date of exchange is equal to $12,000.

3.  SPWL cash value is $14,800.

4.  Payment to NALAC from owner on exchange is $2,800.

5. No further premiums are required under the $100,000 SPWL policy to keep it in force.